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                                                                     EXHIBIT 8.2

                         [CLIFTON BODIFORD LETTERHEAD]



                                    April 25, 2000


Board of Directors
DutchFork Bancshares, Inc.
1735 Wilson Road
Newberry, South Carolina 29108


Board of Directors
Newberry Federal Savings Bank
1735 Wilson Roads
Newberry, South Carolina 29108


Re: State Tax Consequences of the Conversion of Newberry Federal Savings Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank and the Offer and Sale of Common Stock of DutchFork Bancshares, Inc. (the "Conversion").

To the Members of the Board of Directors:

     You have requested an opinion regarding all the material state income tax consequences of the proposed conversion of Newberry Federal Savings Bank (the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by DutchFork Bancshares, Inc., a Delaware corporation (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors of January 18, 2000 (the "Plan of Conversion").

     You have previously received a favorable opinion from Muldoon, Murphy and Faucette, LLP stating that the conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by DutchFork Bancshares, Inc., no adverse federal income tax consequences should result to the Savings Bank or its members by virtue of the implementation of the Plan of Conversion.

     The State of South Carolina will, for income tax purposes, treat the conversion in an identical manner as it is treated by the Internal Revenue Service for federal income tax purposes. Based upon the facts and circumstances attendant to the conversion, and applicable provisions of the Code, it is my opinion that, under the laws of the State of South Carolina, no adverse income tax consequences will be incurred by either the Savings Bank or its members as a result of the implementation of the Plan of Conversion.

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     No opinion is expressed on any matter other than income tax consequences including, but not limited to, any franchise which might result from the implementation of the Plan of Conversion.

     I consent to the inclusion of this opinion as an exhibit to the Form AC Application for Conversion of the Bank and the references to and summary of this opinion in such Application for Conversion. I also consent to the inclusion of this opinion as an exhibit to the Form SB-2 Registration Statement and the Form H-(e)1-S Application of DutchFork Bancshares, Inc., and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.



                                      Yours very truly,

                                      /s/ Clifton Bodiford

                                      Clifton Bodiford